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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

  LUCIANO                          JOSEPH
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  (Last)                           (First)             (Middle)

                          1720 ROUTE 34, P.O. BOX 1347
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                                    (Street)

    WALL                               NJ                 07719
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   (City)                            (State)              (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     BiznessOnline.com, Inc.       (BIZZ)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     January 2001
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5.   If Amendment, Date of Original (Month/Year)

     N/A
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by 1 Reporting Person
     [_] Form filed by more than 1 Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                          4.                                5.             6.
                                                          Securities Acquired (A) or        Amount of      Owner-
                                        2.                Disposed of (D)                   Securities     ship         7.
                                        Transaction       (Instr. 3, 4 and 5)               Beneficially   Form:        Nature of
                        2.              Code              -------------------------------   Owned at End   (D) Direct   Indirect
1.                      Transaction     (Instr. 8)                    (A)                   of Month       or Indirect  Beneficial
Title of Security       Date            -------------         Amount   or   Price           (Instr.3       (I)          Ownership
(Instr. 3)              (mm/dd/yy)      Code       V                  (D)                    and 4)        (Instr. 4)   (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                      10.
                                                                                                            9.        Owner-
                                                                                                            Number    ship
                                                                                                            of        Form
                                                                                                            Deriv-    of
                                               5.                                7.                         ative     Deriv-
                                               Number of                         Title and Amount           Secur-    ative
                                               Derivative    6.                  of Underlying     8.       ities     Secur-
                                               Securities    Date                Securities        Price    Bene-     ity:
             2.           3.       4.          Acquired (A)  Exercisable and     (Instr. 3 and 4)  of       ficially  Direct
             Conversion   Trans-   Trans-      or Disposed   Expiration Date     ----------------  Deriv-   Owned     (D) or
1.           or           action   action      of (D)        (Month/Day/Year)            Amount    ative    at End    In-
Title of     Exercise     Date     Code        (Instr. 3,    ----------------            or        Secur-   of        direct
Derivative   Price of     (Month/  (Instr. 8)  4 and 5)      Date      Expira-           Number    ity      Month     (I)
Security     Derivative   Day/     ----------  -----------   Exer-     tion              of        (Instr.  (Instr.   (Instr.
(Instr. 3)   Security     Year)    Code   V     (A)   (D)    cisable   Date      Title   Shares    5)       4)        4)
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
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Employee     $.20         1/17/01  A      V     22,500  --    (1)      1/17/2009 Common  22,500     --       --       D
Stock                                                                            Stock
Option
(Right to
Buy)
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Employee     $.20         1/17/01  A      V      7,500  --    1/17/01  1/17/09   Common   7,500     --      60,000    D
Stock                                                                            Stock
Option
(Right to
Buy)
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

             11.
             Nature
             of
             In-
             direct
             Bene-
             ficial
             Owner-
             ship
             (Instr.
             4)
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
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Employee      --
Stock
Option
(Right to
Buy)
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Employee      --
Stock
Option
(Right to
Buy)
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

Explanation of Responses:

         (1) This option becomes exercisable in three equal annual installments beginning 1/17/01.

                                    /s/ Joseph Luciano                   2/9/01
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                               **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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